Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Agreement is made and entered into this 11th day of April, 2016, in duplicate, by and between Platte River Insurance Company ("Platte River") and Premier Alliance Group, Inc. ("Premier").

W I T N E S S E T H

WHEREAS, Prime Solutions, Inc., Inc. ("Prime") entered into a Subcontract Agreement with Honeywell Building Solutions ("Honeywell") for a project known as "City of Worcester Energy Project - Implementation Amendment No.2: Solar PV Array; Project Number: USB-000695 ("Honeywell Project"); and

WHEREAS, on or about May 20, 2013, Premier executed a General Indemnity Agreement ("Premier GIA'') in favor of Platte River; and

WHEREAS, Platte River, in reliance upon the execution of the Premier GIA, issued to Prime, as principal and Honeywell, as obligee, a Subcontract Labor and Material Payment Bond, Number 401279762 and a Subcontract Performance Bond, Number 401279762, each in the penal sum of $1,412,544.00 (collectively "Honeywell Bonds") in connection with the Honeywell Project; and

WHEREAS, Platte River has received claims on its Subcontract Labor and Material Bond, as well as a claim on the Subcontract Performance Bond; and

WHEREAS, Platte River, exclusive of attorney's fees, consulting fees and expenses, has expended $894,617.36 in resolving claims on the Honeywell Bonds; and

WHEREAS, Platte River commenced an action in the United States District Court, District of Massachusetts against Premier, Prime, William May and Deana May entitled Platte River Insurance Company v. Prime Solutions, Inc., et al, C.A. No. 15-11496 (D. Mass.) ("Platte River Lawsuit''); and

WHEREAS, Platte River and Premier have reached a settlement with respect to the Platte River Lawsuit.

NOW, THEREFORE, and in consideration of the promises, releases and mutual covenants set forth herein, Platte River and Premier agree as follows:

1.          Premier will remit to Platte River a total of $650,000.00 according to the following schedule:

a.          Within ten (10) days of the execution of this Settlement Agreement and Mutual Release, Premier shall remit a payment to Platte River totalling $325,000.00 made payable to "Platte River Insurance Company."

b.          By no later than July 15, 2016 Premier will remit to Platte River an additional $325,000.00.

2.           In the event of a default of either of the payments set forth in Paragraph 1, Premier agrees that the entire indebtedness set forth in the Platte River Lawsuit of $894,617.36 plus all incurred attorney's fees, consulting fees and expenses, shall be immediately due and payable by Premier to Platte River. Premier further agrees that in the event of a default of either payment set forth in Paragraph 1, Platte River shall be entitled to recover from Premier any and all accrued interest from the date of the commencement of the Platte River Lawsuit, as well as any and all attorney's fees that were previously incurred by Platte River, as well as any and all attorney's fees and costs that may be incurred by Platte River in enforcing the terms of this Settlement Agreement and Mutual Release.

3.          Upon receipt by Platte River of both payments set forth in Paragraph 1, Platte River and Premier, and each of their respective agents, employees, predecessors, successors, insurers, attorneys, sureties, reinsurers, corporations affiliated with them or assigns, hereby·mutually release and forever discharge one another, from all claims, actions, demands, suits, contracts, controversies, agreements, promises, damages, judgments, executions and liabilities of whatsoever kind or nature, whether known or unknown, now existing or arising in the future, or in law and equity, arising out of or in any way connected with the Honeywell Project, Honeywell Bonds or Premier GIA.

4.          Within ten (10) days of the receipt of the second payment referred to in Paragraph 1, Platte River will dismiss Premier, with prejudice, from the Platte River Lawsuit.

5.          Notwithstanding the intended generality of the release set forth in Paragraph 3, it is expressly understood that Platte River is not releasing Prime, William May or Deana May ("Prime Indemnitors") from any liability that the Prime Indemnitors have to Platte River. Similarly, and notwithstanding the intended generality of the release set forth in Paragraph 3, it is expressly understood that Premier is not releasing the Prime Indemnitors from any liability that the Prime Indemnitors may have to Premier.

6.          Premier and Platte River acknowledge that the settlement herein does not constitute and admission of liability· by either party, which liability is expressly denied; said settlement being made solely for the purpose of disposing of disputed claims.

7.         This Agreement is strictly for the benefit of the parties to this Agreement and they expressly declare that they do not intend to confer any rights or benefit of whatsoever kind or nature upon any third-party.

8.         This Agreement constitutes the whole of the understandings, discussions and agreements between Platte River and Premier with respect to the subject matter of this Agreement. Platte River and Premier acknowledge that there have been no oral, written or other agreements of any kind as a condition precedent to, or to induce the execution or delivery of thisAgreement. Any written or oral discussions conducted prior to the effective date of this Agreement shall not in any way vary or alter the terms of this Agreement.

9.          The signatories to this Agreement represent, covenant and warrant that each is authorized to execute this Agreement on behalf of its respective principal.

10.          This Agreement may be executed in counter-parts and shall be effective when each party has executed its respective part.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated on the first page of this Agreement.

PLATTE RIVER INSURANCE COMPANY	PREMIER ALLIANCE GROUP, INC.
/s/ Ron Wills By: Ron Wills Sr. Bond Claims Specialist 1600 Aspen Commons Middleton, WI 53562	/s/ Brian King By: Brian King Printed Name: Its: Chief Operating Officer Duly authorized root9B Technologies